EXHIBIT 99.1

MMEX Resources Corporation

Shareholder Update

April 2, 2018

Dear Shareholders,

We would like to update you on the latest significant milestones we have reached since our last Shareholder Letter on March 5, 2018.

Execution of Financing Term Sheet on March 29, 2018. On March 29, 2018 we executed a Term Sheet with an international debt fund to finance our CDU Phase 1 Refinery Project. The proposed structure is that the Fund will finance up to 80% of our Capex with a senior debt funding ceiling of US$ 49,000,000. Subject to finalizing our FEED ( project cost) study, we are still estimating our Phase 1 Capex in the range of US$ 50, 000,000 to $55,000,000. The Term Sheet is subject to successful completion of Due Diligence and execution of a definitive credit agreement. If those conditions are completed satisfactory to the Lender, then financial closing is projected on or before May 31, 2018 with the first funding drawdown on or before June 15, 2018. MMEX has funded approximately $2,000,000 toward the equity component of 20%, estimated to be US$10,000,000 to US$11,000,000. MMEX will continue to raise equity funding for Phase 1 thru private placements, additional convertible debt placements or our equity line to the extent available. At financial closing with the Lender, MMEX will transfer the assets and the definitive agreements of Phase 1 to Pecos Refining & Transport, LLC, the project company (“Project Co”), the borrower for Phase 1, as disclosed in our recent S-1 registration statement. MMEX has contributed equity to the project that will be reflected in the equity ownership of Project Co and reserves the right to invest additional equity in Project Co. Under the transaction terms, the Lender thru its affiliates will hedge the “Crack Spread” in Phase 1 to stabilize project cash flows. The Crack Spread in our case is the difference between the West Texas Intermediate Crude Oil Price and the Phase 1 Refined Product Prices.

Project Updates

EPC FEED with Interstate Treating, V-Fuels and Via Rails Engineering. On February 15, 2018, we announced that MMEX has retained Interstate Treating, Inc. to be the primary contractor for the engineering, procurement and construction of MMEX’s planned 10,000 barrel-per-day (“bpd”) crude oil distillation unit (the “Distillation Unit”) in Pecos County. Interstate Treating (www.intertreat.com), continues its work on the detailed engineering cost estimates of Phase 1 so that the parties can finalize a definitive engineering, procurement and construction (“EPC”) agreement which must be reviewed and accepted by the Lender. VFuels, LLC (www.vfuels.com ) , which has collaborated with MMEX in the design of the Distillation Unit, will continue as a subcontractor to Interstate Treating in designing, fabricating and delivering the modular processing equipment for the Distillation Unit from its Houston, Texas headquarters. The CDU railroad access package now under a separate EPC and will be designed with completion guarantees by Via Rails Engineering of Maribel, Wisconsin and Ft. Worth, Texas (www.viarailengineering.com) . All three of our firms will work with the Lender’s owner engineers to complete the due diligence process so we can execute a final credit agreement.

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UT Lands Easement Road Construction Completed on March 27, 2018. On February 20, 2018 we announced the commencement of the road construction on the easement acquired from the University of Texas Lands accessing the project sites for the two separate phases of its refinery project in Pecos County, Texas, the 10,000 BPD Crude Distillation Unit and 100,000 BPD full-scale refinery project. MMEX completed this easement road and fence construction on March 27, 2018. See www.mmexresources.com this week for pictures of our completed road construction.

Again, please send your requests and comments to investorelations@mmexresources.com and we will continue to update you by news releases, our SEC filings posted on the Investor page, and by these shareholder letters as we have updates to share with you. If you have not yet done so, please find our most recent releases and news items on the home page or investor page of our website (www.mmexresources.com).

Thank you again for your support and we look forward to releasing more information as it becomes available.

Sincerely,

Jack W. Hanks

President and CEO

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this shareholder letter are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general business conditions, the requirement to obtain financing to pursue our business plan, our history of operating losses and other risks detailed from time to time in the Company’s SEC reports. MMEX undertakes no obligation to update forward-looking statements.

This letter to shareholders does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities..

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